Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT dated as of March 13, 2006 (this “Agreement”), is entered into by and among COLONNADE WILSHIRE CORP., a California corporation (“Landlord”), and NARA BANK, a California corporation (“Tenant”), with reference to the following facts and understandings:

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated July 7, 1998, as amended by that certain First Amendment to Office Building Lease dated as of October 31, 1998, that certain Second Amendment to Office Lease dated as of January 10, 2002, that certain Third Amendment to Office Lease dated January 29, 2003, that certain Fourth Amendment to Office Lease dated as of October 30, 2003, and that certain Fifth Amendment to Lease (the “Fifth Amendment”) dated as of July 30, 2004 (collectively, the “Lease”) with respect to certain premises (the “Premises”) consisting of approximately 20,293 rentable square feet, commonly known as Suites 201, 220, 312 and 504, located on the second (2nd), third (3rd) and fifth (5th) floors of that certain building (the “Building”) located at 3701 Wilshire Boulevard, Los Angeles, California; and

WHEREAS, concurrently with the execution of this Agreement, Landlord and Tenant are entering into a new Office Lease (the “New Lease”) which provides for Tenant’s lease of new premises consisting of approximately 43,993 rentable square feet of space comprising the entire fourth (4th), tenth (10th) and eleventh (11th) floors of that certain building located at 3731 Wilshire Boulevard, Los Angeles, California (the “3731 Building”). The 3731 Building and the Building are commonly known as “The Wilshire Colonnade”; and

WHEREAS, Tenant has requested and Landlord is willing to terminate the Lease, upon and subject to the terms and conditions hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Definitions. Unless the context clearly indicates otherwise, all initially capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.’

3. Condition Precedent. The effectiveness of this Agreement is expressly subject to Landlord and Tenant entering into the New Lease; provided that Landlord and Tenant each acknowledges and agrees that the other party shall have no obligation to enter into the New Lease unless both parties agree upon terms and provisions for such New Lease in their sole and absolute discretion.

4. Termination. Subject to satisfaction of the condition precedent set forth in Section 3 above, the Lease, and all subleases or other tenancies thereunder shall terminate on the date that Tenant surrenders possession of the Premises to Landlord in good condition and repair, reasonable wear and tear accepted, in accordance with the terms of the Lease (the “Termination Date”), which date is anticipated to occur on or before the Rent Commencement Date (as such term is defined in the New Lease). Notwithstanding the foregoing, Tenant shall not be required to perform the restoration obligations set forth in Section 2 of the Fifth Amendment.

5. Estoppel. Tenant certifies and acknowledges that as of the date hereof (a) the Lease and this Agreement represent the entire agreement between Landlord and Tenant with respect to the Premises, (b) Tenant has not assigned or transferred the Lease or any interest of Tenant therein, (c) all improvements or work to be performed by Landlord under the Lease has been performed, (d) Tenant has received all free rent or other rent credits, if any, to which Tenant is entitled under the Lease, (e) Landlord is not in default in any respect under the Lease, (f) Tenant does not have any defenses to its obligations under the Lease, (g) there are no offsets or credits against rent payable under the Lease, (h) Landlord is not holding any security deposit under the Lease, and (i) Tenant acknowledges and agrees that: (1) the representations herein set forth constitute material consideration to Landlord in entering into this Agreement; (2) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Agreement; and (3) Landlord is relying on such representations in entering into this Agreement. Landlord certifies and acknowledges that as of the date hereof (a) the Lease and this Agreement represent the entire agreement between Landlord and Tenant with respect to the Premises, (b) Landlord has not assigned or transferred the Lease or any interest of Landlord therein, (c) Landlord is not in default in any respect under the Lease, (d) to the best of Landlord’s knowledge, Tenant is not in default in any respect under the Lease, and (e) Landlord acknowledges and agrees that: (1) the representations herein set forth constitute material consideration to Tenant in entering into this Agreement; (2) such representations are being made by Landlord for purposes of inducing Tenant to enter into this Agreement; and (3) Tenant is relying on such representations in entering into this Agreement.

6. Indemnification. (A) Tenant shall indemnify, defend and hold Landlord, and each of Landlord’s partners, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, shareholders, officers, directors, managers and employees (collectively, for purposes of this Section 6(A), “Indemnitees”) harmless from and against any and all claims, demands, liability, loss, damage or expenses (including, without limitation, attorneys’ fees and costs) and all damages, caused by, arising out of or related to (a) Tenant’s breach of the terms of this Agreement or the representations and warranties contained herein, (b) the presence of any Hazardous Materials on, under or about the Premises as a result of the acts or omissions of Tenant or its agents, employees, contractors, licensees, sublessees, assignees, concessionaires or invitees, (c) any injury to or death of persons or damage to the property of Tenant, Landlord or any other person or entity which occurred during the term of the Lease prior to the Termination Date from any cause whatsoever, by reason of the use, occupancy or enjoyment of the Premises by Tenant, except to the extent such injury, death or damage was caused by the willful misconduct of Landlord or (d) any sublessee’s or assignee’s refusal to vacate and surrender the Premises in accordance with Section 4 above. Tenant further agrees to indemnify, defend and hold Landlord harmless from all liability whatsoever on account of any mechanics’ or materialmens’ liens, claims or demands arising out of any labor performed or material supplied in connection with or benefiting the Premises prior to the Termination Date. For purposes of the indemnity provisions hereof, any acts or omission of Tenant, or by employees, agents, assignees, sublessees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), but expressly excluding any acts or omissions by Landlord or Landlord’s employees, agents or invitees, shall be strictly attributable to Tenant. Tenant’s obligation to defend, indemnify and hold the Indemnitees harmless under this Section 6 shall survive the termination of the Lease and this Agreement.

(B) Landlord shall indemnify, defend and hold harmless Tenant, and each of Tenant’s partners, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, shareholders, officers, directors, managers and employees (collectively, for purposes of this Section 6(B), “Indemnitees”) from and against any and all claims, demands, liability, loss, damage or expenses (including, without limitation, attorneys’ fees and costs) and all damages, caused by, arising out of or related to Landlord’s breach of the terms of this Agreement or the representations and warranties contained herein.

7. Release.

(a) (i) For valuable consideration, and the mutual covenants and agreements contained herein, and except as to the rights, liabilities, and obligations arising out of this Agreement (including, without limitation, Section 8 below), effective as of the Termination Date, Tenant fully and forever releases Landlord and each of its partners, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, shareholders, officers, directors, managers and employees, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which Tenant now has or may hereafter have against Landlord, or any of them, by reason of, arising out of, based upon or relating to any matter, cause or thing whatsoever occurring prior to the Termination Date.

(ii) For valuable consideration, and the mutual covenants and agreements contained herein, and except as to the rights, liabilities, and obligations arising out of this Agreement (including, without limitation, Section 8 below), effective as of the Termination Date, Landlord fully and forever releases Tenant and each of its partners, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, shareholders, officers, directors, managers and employees, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which Landlord now has or may hereafter have against Tenant, or any of them, by reason of, arising out of, based upon or relating to any matter, cause or thing whatsoever occurring prior to the Termination Date.

(b) Landlord and Tenant, each for itself alone, hereby certifies that it has read and understood the provisions of California Civil Code, Section 1542 and has had the opportunity to consult with its own counsel regarding same. Landlord and Tenant each hereby waives any and all rights under California Civil Code, Section 1542, which provides as follows:

“A general release does not extend to claims which

the creditor does not know or suspect to exist in

his favor at the time of executing the release,

which if known by him must have materially

affected his settlement with the debtor.”

8. Continuing Liability. Notwithstanding the termination of the Lease and the release of liability provided for herein, Landlord and Tenant shall remain liable, with respect to the period prior to the Termination Date, for the performance of all of its obligations under the Lease (including without limitation, their respective indemnity obligations, and their respective obligations regarding payment of taxes and operating costs and any reconciliations relating thereto, and, except as otherwise provided in this Agreement, Tenant’s obligations relating to the condition of the Premises upon surrender), and Landlord shall have all the rights and remedies with respect to such obligations as set forth in the Lease. In the event that Tenant retains possession of the Premises or any part thereof after the Termination Date, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to this Agreement or applicable law, the provisions of the Lease shall be applicable to Tenant.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10. Authorization. Each party to this Agreement represents and warrants to the other party that all consents, approvals and authorizations necessary or required in connection with the transaction contemplated by this Agreement have been obtained.

11. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit, provided that the prevailing party complies with all notice requirements under applicable state law.

12. Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of California.

13. Entire Agreement. This Agreement and the Lease constitutes and is intended to constitute the entire agreement of the parties hereto concerning the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto except as specifically set forth herein. All prior discussions and negotiations with respect to the subject matter hereof are superseded by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Landlord”:	COLONNADE WILSHIRE CORP., a California corporation

By:
Name:
Its:

“Tenant”:	NARA BANK, a California corporation

By:
Name:
Its:

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